Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

- Total Revenues of $692.9 Million, Up 61 Percent over First Quarter 2005 -

- Record Product Sales of $559.4 Million, Up 40 Percent over First Quarter 2005 -

- EPS of $0.55 per Share, Up 62 Percent over First Quarter 2005 -

Foster City, CA, April 18, 2006 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended March 31, 2006. Total revenues for the first quarter of 2006 were $692.9 million, up 61 percent compared to total revenues of $430.4 million for the first quarter of 2005. Net income for the first quarter of 2006 was $262.7 million, or $0.55 per diluted share, which included after-tax share-based employee compensation expense of $23.5 million from the impact of the adoption of the Financial Accounting Standards Board’s Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123(R)). Excluding the after-tax share-based employee compensation expense, non-GAAP net income for the first quarter of 2006 was $286.2 million, or $0.59 per diluted share. Net income for the first quarter of 2005 was $157.1 million, or $0.34 per diluted share.

Product Sales

Product sales were a record $559.4 million for the first quarter of 2006, marking ten consecutive quarters of product sales growth. This growth continues to be driven primarily by Gilead’s HIV product franchise, including the continued robust performance of Truvada® (emtricitabine and tenofovir disoproxil fumarate) and Viread® (tenofovir disoproxil fumarate), as well as continued strong product sales for Hepsera® (adefovir dipivoxil).

HIV Franchise

HIV product sales were $450.7 million in the first quarter of 2006, a 50 percent increase from $301.5 million for the same period in 2005.

•	Truvada

Truvada sales were $248.9 million for the first quarter of 2006, an increase of 173 percent from Truvada sales in the first quarter of 2005. Sales of Truvada commenced in the United States in the third quarter of 2004 and in certain European countries during 2005. Truvada now comprises more than half of HIV product sales and approximately 45 percent of Gilead’s total product sales.

•	Viread

Sales of Viread were $191.8 million in the first quarter of 2006, a three percent decrease from $197.8 million in the first quarter of 2005. Viread sales were driven primarily by strong sales in countries outside of the United States where the product is marketed, particularly in those countries in which Truvada has recently launched or has not yet launched.

•	Emtriva

Emtriva® (emtricitabine) sales were $10.0 million for the first quarter of 2006, down 20 percent from the first quarter of 2005. This decrease is primarily driven by some patients switching from an Emtriva-containing regimen to one containing Truvada in countries where Truvada is available.

AmBisome for Severe Fungal Infections

AmBisome sales for the first quarter of 2006 were $53.8 million, a decrease of one percent compared to the first quarter of 2005, primarily due to a sales volume decrease of two percent in European countries. The decrease in sales volume was primarily due to the dynamics of the competitive European antifungal market.

Hepsera for Chronic Hepatitis B

Sales of Hepsera totaled $52.7 million for the first quarter of 2006, a 23 percent increase from $42.7 million in the first quarter of 2005. The increase in sales for the first quarter of 2006 was primarily driven by significant volume growth in both the United States and Europe.

Royalty and Contract Revenues

For the first quarter of 2006, royalty and contract revenues resulting from collaborations with corporate partners totaled $133.5 million, an increase of $103.3 million from the first quarter of 2005. The increase in the first quarter of 2006 was primarily driven by the recognition of Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $115.3 million. This amount was significantly higher than the Tamiflu royalties of $11.9 million recognized in the first quarter of 2005. The increase was primarily due to the significantly higher Tamiflu sales recorded by Roche during the fourth quarter of 2005 compared to the same period in 2004, as well as the elimination of a contractual cost of goods adjustment that had historically reduced the amount of Tamiflu royalties received by Gilead.

“We are pleased to have achieved total revenues in the first quarter of 2006 of $693 million. This record performance was led by the 50 percent growth in our HIV product franchise as well as the continued strength of AmBisome and Hepsera which led to record quarterly net income of almost $263 million,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer of Gilead. “During the first quarter, net income also benefited from the recognition of significant Tamiflu royalties.”

Research and Development

Research and development (R&D) expenses for the first quarter of 2006 were $88.4 million, which included share-based employee compensation expense of $11.9 million, compared to $70.4 million for the same quarter in 2005. R&D expenses for the first quarter of 2006 were higher due to increased headcount, increased clinical and product development activities with our hepatitis C virus, hepatitis B virus (HBV) and HIV programs, as well as share-based employee compensation expense from Gilead’s adoption of SFAS 123(R) on January 1, 2006. The higher R&D expenses were partially offset by an upfront payment of $15.0 million to Japan Tobacco incurred in the first quarter of 2005 related to the signing of a HIV integrase license agreement, compared to the milestone payment of $5.0 million due to Japan Tobacco in the first quarter of 2006 related to the dosing of the first patient in a Phase II program for Gilead’s oral integrase inhibitor, GS 9137.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses for the first quarter of 2006 were $142.5 million, which included share-based employee compensation expense of $14.5 million, compared to $79.1 million for the same quarter in 2005. The higher SG&A expenses in the first quarter of 2006 compared to the first quarter of 2005 were primarily due to increased headcount, the expansion of our sales and marketing activities, the write-off of certain capital assets related to campus renovations, and share-based employee compensation expense from Gilead’s adoption of SFAS 123(R) on January 1, 2006.

Cash, Cash Equivalents and Marketable Securities

As of March 31, 2006, Gilead had cash, cash equivalents, and marketable securities of $2.54 billion, compared to $2.31 billion as of December 31, 2005. The increase in cash, cash equivalents and marketable securities was primarily attributable to $221.9 million of operating cash flows generated during the quarter, partially offset by a decrease in financing cash flows primarily from a pay-down of a term loan.

Corporate Highlights

In March 2006, Gilead’s Board of Directors authorized a program for the repurchase of Gilead common stock in an amount up to $1 billion over the next two years. Stock repurchases under this program may be made through open market and private block transactions pursuant to 10b5-1 plans or privately negotiated purchases or other means, including accelerated share repurchase transactions or similar arrangements. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

In April 2006, Gilead announced an investment of $25.0 million in Corus Pharma, Inc. (Corus), a privately-held Seattle-based company focused on the development of novel drugs for respiratory diseases. In return for the investment, Gilead will receive preferred shares in Corus and will become the second largest shareholder in the company. Gilead will also have an exclusive option to purchase the remaining shares of Corus at a pre-specified price.

Product and Pipeline Highlights

“The first quarter of 2006 was another period of significant progress for our company on the research and development front,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “We, and our partner Bristol-Myers Squibb, completed a bioequivalence study for the fixed-dose antiretroviral of Truvada and Sustiva, representing another significant milestone in our effort to deliver the first once-daily single tablet antiretroviral regimen to patients in need. Also, we continue to make significant progress in the development of our oral HIV integrase inhibitor, GS 9137, releasing results from our Phase I/II study of the drug and commencing a Phase II program to evaluate the safety and efficacy of this product candidate and to select a dose for further development.”

HIV Franchise

In early January 2006, Gilead and Bristol-Myers Squibb Company (BMS) announced that they obtained data supporting bioequivalence of a new formulation of the fixed-dose combination of Gilead’s Truvada and BMS’s Sustiva® (efavirenz) with the components that make up the new combination. Gilead and BMS intend to file a New Drug Application for the single tablet regimen of Truvada and Sustiva with the U.S. Food and Drug Administration (FDA) during the second quarter of 2006.

In January 2006, Gilead announced that 48-week data from a clinical trial (Study 934) comparing a once-daily treatment regimen of Viread, Emtriva and Sustiva to a twice-daily regimen of Combivir® (lamivudine/zidovudine) with Sustiva once daily in treatment-naive patients with HIV were published in the New England Journal of Medicine. In early March 2006, Gilead announced that the U.S. FDA granted traditional approval status to Viread and Truvada. As part of traditional approval, the U.S. prescribing information for Viread and Truvada now include 48-week data from Study 934.

In early February 2006, Gilead announced results of a Phase I/II dose-escalation study of GS 9137. The data were presented at the 13th Conference on Retroviruses and Opportunistic Infections and showed significant reductions in viral load among HIV-positive patients receiving GS 9137 as monotherapy or in combination with ritonavir as a boosting agent, compared to placebo. Gilead has initiated a Phase II program evaluating a regimen including three once-daily doses of GS 9137 boosted with 100 milligrams of ritonavir versus a regimen including a boosted protease inhibitor of physicians’ choice.

Hepatitis Franchise

In early February 2006, Gilead announced the launch of “Stop Hep B,” a campaign that utilizes community partnerships and interactive online education to drive awareness and testing for HBV, and to provide a central place where patients and caregivers can “join the fight” against HBV.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its first quarter 2006 results. During the call, Gilead will be discussing additional financial and statistical information. That information can be found on Gilead’s website at www.gilead.com under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-299-7098 (U.S.) or 1-617-801-9715 (international) and enter the participant passcode 50143267 to access the call. Telephone replay is available approximately two hours after the call through 4:00 p.m. Eastern Time on April 21, 2006. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and enter the participant passcode 94033216. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP financial information is utilized by Gilead management to better understand the comparative operating performance of the company.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or pipeline products; the timing of and ability to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include our ability and the ability of our partners to introduce and market our products and grow revenues successfully, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimates; our ability to consummate a share repurchase program due to changes in our stock price, corporate or other market conditions, our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data, including with respect to GS 9137, and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to protect our patents and other intellectual property both domestically and internationally; competition, legislation or regulations affecting product pricing, reimbursement or access; unanticipated expenses such as litigation or legal settlement expenses; our ability to receive regulatory approvals, in a timely manner or at all, for new and current products, including Truvada and the fixed-dose combination of Truvada and Sustiva; fluctuations in foreign currency against the U.S. dollar; our ability to continue to observe the safety, tolerability and efficacy data for our products that we have observed to date as the safety and efficacy data obtained in controlled clinical trials for such products may not be observed in an uncontrolled clinical setting; the reluctance of physicians to prescribe Truvada if they fail to see advantages of Truvada over other antiretrovirals; the unpredictable variability of Tamiflu royalties and the strong relationship between this revenue and global pandemic planning and supply; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Viread, Emtriva, Truvada, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Sustiva is a registered trademark of Bristol-Myers Squibb Pharma Company.

Combivir is a registered trademark of GlaxoSmithKline plc.

For more information on Gilead Sciences, please visit www.gilead.com or

Call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005
Revenues:
Product sales	$559,353	$400,211
Royalty and contract revenues	133,525	30,203

Total revenues	692,878	430,414

Costs and expenses:
Cost of goods sold (1)(3)	90,357	57,415
Research and development (1)	88,400	70,434
Selling, general and administrative (1)(4)	142,469	79,088

Total costs and expenses	321,226	206,937

Income from operations	371,652	223,477

Interest and other income, net (4)	28,525	7,319
Interest expense	(3,724)	(9)
Minority interest in joint venture	994	261

Income before provision for income taxes	397,447	231,048
Provision for income taxes (1)	134,743	73,935

Net income	$262,704	$157,113

Net income per share - basic	$0.57	$0.35

Net income per share - diluted (1)	$0.55	$0.34

Shares used in per share calculation - basic	461,425	449,549

Shares used in per share calculation - diluted (2)	481,802	467,619

Notes:

(1)	On January 1, 2006, we adopted SFAS 123(R) and recorded share-based employee compensation expense during the three months ended March 31, 2006. The following is a reconciliation of our GAAP and non-GAAP net income:

Net income (GAAP)	$262,704

Share-based employee compensation expense:
Cost of goods sold	3,187
Research and development expenses	11,949
Selling, general and administrative expenses	14,496
Provision for income taxes	(6,129)

Total share-based employee compensation expense, net of taxes	23,503

Net income excluding after-tax share-based employee compensation expense (Non-GAAP)	$286,207

Shares used in per share calculation - diluted (Non-GAAP) (2)	482,787

Net income per share - diluted, excluding after-tax share-based employee compensation (Non-GAAP)	$0.59

(2)	Shares used in the calculation of GAAP and non-GAAP net income per diluted share for the three months ended March 31, 2006 include the effect of outstanding stock options to purchase 20.4 million and 21.4 million shares of common stock, respectively, applying the treasury method with and without share-based employee compensation expense.
(3)	For the three months ended March 31, 2006, cost of goods sold includes $6.8 million to decrease the book value of inventory for our Access Program to reflect its net realizable value.
(4)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(Note 1)
Assets
Cash, cash equivalents and marketable securities (2)	$2,539,621	$2,311,033
Other current assets (2)	835,784	781,175

Total current assets	3,375,405	3,092,208

Property, plant and equipment, net	240,587	242,568
Other noncurrent assets	420,542	429,875

	$4,036,534	$3,764,651

Liabilities and stockholders’ equity
Current liabilities	$421,903	$455,338
Long-term liabilities	226,218	281,535
Stockholders’ equity	3,388,413	3,027,778

	$4,036,534	$3,764,651

Note:

(1)	Derived from audited consolidated financial statements at that date.
(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three months ended March 31,
	2006	2005
HIV products:
Truvada – U.S.	$179,790	$88,708
Truvada – International	69,156	2,459

	248,946	91,167

Viread – U.S.	75,842	96,514
Viread – International	115,933	101,329

	191,775	197,843

Emtriva – U.S.	4,006	5,414
Emtriva – International	5,956	7,032

	9,962	12,446

Total HIV products – U.S.	259,638	190,636
Total HIV products – International	191,045	110,820

	450,683	301,456

Hepsera – U.S.	22,388	18,323
Hepsera – International	30,267	24,342

	52,655	42,665

AmBisome	53,800	54,214
Other products	2,215	1,876

Total product sales	$559,353	$400,211